As filed with the Securities and Exchange Commission on April 28, 2014

Registration No.  333-191211

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 2

to

FORM S-1

on

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	47-0899439
(State or other jurisdiction of	(I.R.S. Employer
incorporation )	Identification Number)

310 Goddard, Suite 150

Irvine, California 92618

(949) 753-0624

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark McDonough

Chief Executive Officer

CombiMatrix Corporation

310 Goddard, Suite 150

Irvine, California 92618

(949) 753-0624

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Parker A. Schweich, Esq.
Dorsey & Whitney LLP

600 Anton Boulevard

Suite 2000

Costa Mesa, California 92626

Telephone:  (714) 800-1400

Facsimile:  (714) 800-1499

Approximate date of commencement of proposed sale to the public:
from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 17, 2013, CombiMatrix Corporation (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-191211), as subsequently amended by amendments one through eight thereto (as amended, the “Registration Statement” or the “Form S-1”).  The Registration Statement was declared effective by the SEC on December 16, 2013 to register the sale by the Company of 12,000 units (the “Units”) in an underwritten public offering, with the Units consisting in the aggregate of (1) 12,000 shares of the Company’s Series D preferred stock (the “Series D Preferred Stock”), which were convertible into an aggregate of 5,825,243 shares of the Company’s common stock (the “Conversion Shares”) and (2) 12,000 warrants (the “Warrants”) exercisable for an aggregate of 5,825,243 shares of the Company’s common stock (the “Warrant Shares”).  All of the Units, which includes all of the Series D Preferred Stock and Warrants, offered pursuant to the Registration Statement were sold on December 19, 2013, and all of the shares of the Series D Preferred Stock sold in connection therewith have been converted into the Conversion Shares.  None of the Warrants have been exercised, and all of the Warrants remain outstanding and exercisable for the Warrant Shares.  This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed by the Company to convert the Form S-1 into a registration statement on Form S-3 and contains an updated prospectus relating solely to the offering and sale of the Warrant Shares that were registered for sale by the Company on the Form S-1.

No additional securities are being registered under this Post-Effective Amendment No. 2.  All filing fees payable in connection with the registration of the Units, the Series D Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares covered by the Registration Statement were paid by the Company either at the time of the initial filing of the Form S-1 or upon the filing with the SEC on December 17, 2013 of the registration statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933 (Registration No. 333-192897).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION:  DATED APRIL 28, 2014)

5,825,243 Shares of Common Stock

Issuable Upon Exercise of December 2013 Warrants

This prospectus relates to 5,825,243 shares of our common stock issuable upon the exercise of our outstanding December 2013 warrants. The December 2013 warrants were offered and sold by us pursuant to a prospectus dated December 17, 2013, which prospectus also covered the offer and sale by us of the shares of our common stock underlying the December 2013 warrants. The ongoing offer and sale by us of the shares of our common stock issuable upon exercise of the December 2013 warrants is being made pursuant to this prospectus. The December 2013 warrants are exercisable until December 19, 2018 at a current exercise price of $3.12 per share of our common stock, subject to adjustment upon events specified in the December 2013 warrants.

For a more detailed description of our common stock, see the section entitled “Description of Capital Stock—Common Stock and Preferred Stock” beginning on page 18 of this prospectus.  For a more detailed description of our warrants, see the section entitled “Description of Capital Stock—Warrants” beginning on page 18 of this prospectus.  For a more detailed description of the securities we are offering, see the section entitled “Description of Securities We Are Offering” beginning on page 23 of this prospectus.  We refer to the warrants offered and sold by us pursuant to a prospectus dated December 17, 2013 as the December 2013 warrants.  We refer to the shares of common stock issuable upon exercise of the December 2013 warrants as the securities.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CBMX”. On April 25, 2014, our common stock closed at $2.76 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. CombiMatrix Corporation’s business, financial condition, results of operations and prospects may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “CombiMatrix Corporation,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer to CombiMatrix Corporation and its wholly-owned subsidiary. All information contained herein and in the documents incorporated by reference herein relating to shares and per share data has been adjusted to reflect a one-for-ten reverse stock split effected on December 4, 2012.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and may incorporate by reference, forward-looking statements regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, assumptions underlying such plans and objectives, projected results of operations, capital expenditures, earnings, management’s future strategic plans, development of new technologies and services, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. All statements, other than statements of historical fact, are forward looking statements. Such statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “may,” “will”, “ongoing,” “more likely to,” “with a view to,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks, uncertainties and assumptions that are difficult to predict and that could cause our actual results to differ materially and adversely from those described in the forward-looking statements as a result of various factors, including those set forth in the section “Risk Factors” beginning on page 5 of this prospectus and elsewhere in this prospectus. Such factors include, but are not limited to the following:

•            our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing;

•            market acceptance of chromosomal microarray analysis (“CMA”) as a preferred method over karyotyping;

•            the rate of transition to CMA from karyotyping;

•            changes in consumer demand;

•            our ability to attract and retain a qualified sales force and key technical personnel;

•            our ability to successfully develop and introduce new technologies and services;

•            rapid technological change in our markets;

•            supply availability;

•            the outcome of existing litigation;

•            our ability to bill and obtain reimbursement for highly specialized tests;

•            our ability to comply with regulations to which our business is subject;

•            legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate, including changes in coding and reimbursement methods;

•            our limited market capitalization;

•            future economic conditions;

•            other circumstances affecting anticipated revenues and costs; and

•            those additional factors which are listed under the section “Risk Factors” beginning on page 5 of this prospectus.

These forward looking statements speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein, or in the documents incorporated by reference herein, to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law. Additional factors that could cause such results to differ materially from those described in the forward looking statements are set forth in connection with the forward looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information described in greater detail elsewhere or incorporated by reference in this prospectus. Before deciding to invest in our securities you should read the entire prospectus carefully, including the “Risk Factors” section contained in this prospectus, the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission and is incorporated herein by reference in its entirety, as well as all other information in this prospectus or in any other documents incorporated by reference.

Our Company

We provide valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care. We specialize in miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized fluorescent in-situ hybridization (or “FISH”) and high resolution karyotyping. We emphasize support for healthcare professionals, to ensure data understanding and communication of results to patients. We deliver high-technology driven answers, with a high degree of assistance for the ordering physician and staff.

Services Offered

We utilize the latest microarray technologies to deliver molecular diagnostic services for the diagnosis of diseases and the management of patient care in two primary areas: (i) developmental disorders associated with congenital anomalies, dysmorphic features, intellectual disabilities and autism spectrum disorders’ and (ii) hematology/oncology. The terms “microarray” and “array” are used interchangeably throughout this discussion.

•            Developmental Disorders.  The focus of our developmental disorder suite of array tests is on the prenatal and postnatal application of microarrays in diagnosing genomic syndromes associated with developmental delays, autism spectrum disorders, dysmorphic features and/or birth defects. Although traditional karyotyping has been regarded as the “gold standard” for this type of diagnosis for the past two decades, recent studies have demonstrated a clear improvement in the detection rate of chromosomal abnormalities by microarrays, not only in the pediatric realm but also in prenatal care. An accurate diagnosis is essential to providing appropriate anticipatory care, starting with decisions about pregnancy management and moving towards decisions about whether delivery at a tertiary care center is advised and how the genomic disorder will potentially impact neonatal and pediatric care. As a result of the advances in array-based diagnostic testing for developmental disorders, numerous professional organizations have recently revised their standard of care recommendations to include the use of microarrays as a first-tier test in lieu of standard karyotyping.

•            Oncology.  The second area of focus for our diagnostic services is cancer. At any given time in the United States, there are several million individuals who either have cancer or are cancer survivors, and are at risk for recurrence. Patients who are newly diagnosed with cancer require significant medical care, which often includes physical examinations, biopsies, diagnostic testing, chemotherapy, surgery, extended hospital stays, and radiotherapy. We have developed, and continue to develop a series of diagnostic microarray tests that, through the genetic analysis of blood, tissue or biopsy samples, will provide additional genomic information to physicians for use in providing more personalized management of their patients.

Technologies

In order to achieve the promise of personalized medicine, our objective is to provide a suite of molecular diagnostic tests based on the following array-based technologies:

•            Oligo Arrays with Single Nucleotide Polymorphisms (“SNPs”)—Our self-designed oligo arrays allow us to analyze DNA on a highly refined scale. Incorporating small DNA molecules, in the range of 25 - 75 nucleotide-long oligo probes, in our arrays, and by spacing these shorter probes more closely together, we are able to provide a dense, high-resolution analysis of the genome.

•            BAC Arrays—Bacterial artificial chromosome (or “BAC”) arrays are an early version of microarrays, using relatively large pieces of human DNA to evaluate the genome. As an example, the average size of a BAC probe equals approximately 100,000 base pairs of DNA. The larger DNA sequences can be placed on a substrate, which, in our case, is a chemically modified glass slide. With the advent of high density oligonucleotide microarrays described above, the role of BAC arrays has become specialized. We utilize our BAC arrays primarily to enable us to perform microarray tests from tissue samples that have been fixed in formalin and imbedded in paraffin wax, or “FFPE.” BAC arrays are particularly useful in analyzing DNA samples that have poorer DNA quality, such as older samples or samples in FFPE tissue, because the large sequences increase the assay’s robustness and reduce “noise” in the data.

Market Opportunity

We believe the molecular diagnostics market is one of the fastest-growing segments within the overall diagnostics market. Molecular diagnostics refers to the use of an individual’s genetic analysis to guide medical decision-making in the area of disease diagnosis and post-diagnostic patient care management. We believe innovative approaches to re-sequencing of the human genome and a growing clinical appreciation and acceptance of the utility of genomic information in guiding clinical care are enabling rapid growth of this market. Many experts believe that the use of molecular diagnostics will continue to grow in the coming years and will have a significant impact on the way in which medicine is practiced.

Our Strategy

Our strategic intent is to become the preeminent diagnostics services laboratory for prenatal microarray testing, and we have recently implemented a three-pronged approach to drive market adoption of our tests. The three components we are leveraging are:

•            Our direct sales efforts—Our sales and marketing representatives aggressively market to both the underserved pathology community and also to obstetrics and gynecology (or “OB-GYN”) in the area of miscarriage management testing.

•            Our pathology partnerships—We have established and will continue to pursue multiple pathology relationships to facilitate the expansion of our array services with the miscarriage management tests.

•            Our strategic alliances—Relationships with established industry partners help us provide a more complete test offering to maternal fetal medicine (or “MFM”) specialists and OB-GYN physicians and enable us to capitalize on the demand for complementary techniques such as non-invasive prenatal screening, or “NIPS”.

Recent Alliances and Partnerships

We have established several key partnerships in the past year, most notably with Sequenom, Inc., where we jointly announced in August 2013, that we entered into a collaboration agreement to market and promote chromosomal microarray analysis (or “CMA”) to broaden and confirm the results of NIPS for physicians and their patients. Under this agreement, our two companies will collaboratively use our respective marketing channels and sales forces to promote the use of NIPS and CMA and work together to provide technical training to physicians and counseling, education and support services to expectant parents. Our two companies plan to provide, when clinically appropriate, a comprehensive test results report for physicians and parents.

Corporate Information

Our principal business office is located at 310 Goddard, Suite 150, Irvine, California 92618, and our telephone number is (949) 753-0624. Our website address is www.combimatrix.com. Information contained in our website or any other website does not constitute part of, and is not incorporated into, this prospectus.

The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Capital Stock” and “Description of Securities We are Offering”.

Securities offered by us	5,825,243 shares of our common stock issuable upon exercise of outstanding December 2013 warrants.

Exercise Price of December 2013 Warrants	$3.12 per share.

Common stock outstanding before this offering	11,063,246 shares

Common stock to be outstanding after this offering	16,888,489 shares(1)

Use of proceeds

We intend to use the net proceeds from any exercises of the December 2013 warrants for working capital and general corporate purposes. General corporate purposes may include capital expenditures. See “Use of Proceeds” below.

Limitations on beneficial ownership

Notwithstanding anything herein to the contrary, we will not permit the exercise of the December 2013 warrants by any holder if, after such conversion or exercise, such holder would beneficially own more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived).

Market for our common stock	Our common stock is quoted and traded on The NASDAQ Capital Market under the symbol “CBMX.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase our securities.

(1)  The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of April 25, 2014, which was 11,063,246, and does not include, as of that date:

•            697,489 shares of common stock issuable upon the exercise of outstanding stock options under our 2006 Stock Incentive Plan, having a weighted average exercise price of $10.00 per share;

•            320,220 shares of common stock issuable upon the vesting of outstanding restricted stock unit awards under our 2006 Stock Incentive Plan;

•            1,674,324 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $10.81 per share, other than the shares of common stock that may be issued upon exercise of the December 2013 warrants with an exercise price of $3.12 per share; and

•            additional shares of common stock issuable upon exercise of Series A Warrants pursuant to the anti-dilution provisions thereof.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding options and warrants to purchase shares of common stock.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission and is incorporated herein by reference in its entirety, as well as all other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Business

We have a history of losses and expect to incur additional losses in the future.

We have sustained substantial losses since our inception. We may never become profitable, or if we do, we may not be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future.

To date, we have relied primarily upon selling equity and convertible debt and equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified below that may deplete our capital resources more rapidly than anticipated. Our subsidiary companies also may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. We cannot be sure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans or continue operations, and our business may be materially adversely affected.

We began commercialization of our molecular diagnostics services in 2006. Accordingly, we have a limited operating history of generating revenues from services. In addition, we are still developing our technologies and service offerings and are subject to the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will become profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

Our business operations are subject to numerous risks from outside influences, including the following:

•            Technological advances may make our array-based technology obsolete or less competitive, and as a result, our revenue and the value of our assets could materially decrease.

Our services are dependent upon oligonucleotide and SNP array-based technologies. These technologies compete with conventional diagnostic technologies such as karyotyping, FISH and polymerase chain reaction, or PCR, based tests. Our services are substantially dependent upon our ability to offer the latest in microarray technology in the chromosomal microarray analysis and proteomic markets. We expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances, our services may become less valuable or even obsolete. We cannot provide any assurance that existing or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•            New environmental regulation may materially increase the net losses of our business.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result, we are subject to environmental and health and safety laws and regulations. If we were to be found in violation of these laws and regulations, we may face fines or other penalties. Also, any changes in these laws and regulations could increase our compliance costs, and as a result, could materially increase our net losses.

•            Our technologies face uncertain market value.

Our business includes many services, some of which were more recently introduced into the market. We cannot provide any assurance that the increase, if any, in market acceptance of these technologies and services will meet or exceed our expectations. Further, we are developing services, some of which have not yet been introduced into the market. A lack of or limited market acceptance of these technologies and services will have a material adverse effect upon our results of operations.

•            We obtain components and raw materials from a limited number of sources, and, in some cases, a single source, and the loss or interruption of our supply sources may materially adversely impact our ability to provide testing services to meet our existing or future sales targets.

Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Any supply interruption in a sole-sourced component or raw material might result in up to a several-month delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our process, could have a material adverse effect on our ability to provide testing services. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

Any one of the foregoing outside influences may require us to seek additional financing to meet the challenges presented or to mitigate a loss in revenue, and we may not be able to obtain the needed financing in a timely manner on commercially reasonable terms or at all. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

Our revenues will be unpredictable, and this may materially adversely affect our financial condition.

The amount and timing of revenues that we may realize from our business will be unpredictable because whether our services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers. Also, our sales cycles may be lengthy. As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly.

The genetic diagnostic laboratory market is characterized by rapid technological change, frequent new product and services introductions, and evolving industry standards, and we may encounter difficulties keeping pace with changes in this market.

The introduction of diagnostic tests embodying new technologies and the emergence of new industry standards can render existing tests obsolete and unmarketable in short periods of time. We expect our competitors to introduce new products and services and enhancements to their existing products and services. We may not be able to enhance our current tests, or to develop new tests, in a manner that keeps pace with emerging industry standards and achieves market acceptance. Our inability to accomplish any of these endeavors will likely have a material adverse effect on our business, operating results, cash flows, and financial condition.

If we do not enter into successful partnerships and collaborations with other companies, we may not be able to fully develop our technologies or services, and our business could be materially adversely affected.

Since we do not possess all of the resources necessary to develop and commercialize services that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our services. We believe that we will have to enter into additional strategic partnerships to develop and commercialize future services. If we cannot identify adequate partners, if we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize services will be impacted negatively, and our revenues will be materially adversely affected.

We have limited commercial experience in marketing or selling any of our potential services, and unless we develop these capabilities, we may not be successful.

Even if we are able to develop our services for commercial release on a large scale, we have limited experience in performing our tests in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our services to potential customers. We cannot assure you that we will be able to commercially perform our tests on a timely basis, in sufficient quantities, or on commercially reasonable terms.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

The diagnostics market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product and services introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. If we were not able to compete successfully, our business and financial condition would be materially harmed.

If our technology is not widely adopted by physicians and laboratories in the diagnostics market, our business will be materially adversely affected.

In order to be successful, our test offerings must meet the commercial requirements of hospitals and physicians and be considered the standard of care in order to be widely adopted. Market acceptance will depend on many factors, including:

•            the benefits and cost-effectiveness of our services relative to others available in the market;

•            our ability to provide testing services in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•            our ability to develop and market additional tests and enhance existing tests that are responsive to the changing needs of our customers; and

•            the willingness and ability of customers to adopt new technologies or the reluctance of customers to change technologies upon which they have previously relied.

The FDA may decide to regulate Laboratory Developed Tests (“LDTs”), which could prevent us from offering existing tests and/or delay the introduction of new testing services.

During 2010, the FDA publicly announced that it has decided to exercise regulatory authority over LDTs and that it plans to issue guidance to the industry regarding its regulatory approach. The FDA has indicated that it will use a risk-based approach to regulation and will direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. The FDA has not announced a framework or timetable for implementing its new regulatory approach. The regulatory approach adopted by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA’s approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

U.S. healthcare reform legislation may result in significant changes and our business could be adversely impacted if we fail to adapt.

Government oversight of and attention to the healthcare industry in the United States is significant and increasing. In March 2010, U.S. federal legislation was enacted to reform healthcare. The legislation provides for reductions in the Medicare clinical laboratory fee schedule beginning in 2011 and also includes a productivity adjustment that reduces the CPI market basket update beginning in 2011. The legislation imposes an excise tax on the seller for the sale of certain medical devices in the United States, including those purchased and used by laboratories, beginning in 2013. The legislation establishes the Independent Payment Advisory Board, which will be responsible, beginning in 2014, annually to submit proposals aimed at reducing Medicare cost growth while preserving quality. These proposals automatically will be implemented unless Congress enacts alternative proposals that achieve the same savings targets. Further, the legislation calls for the Center for Medicare and Medicaid Innovation to examine alternative payment methodologies and conduct demonstration programs. The legislation provides for extensive health insurance reforms, including the elimination of pre-existing condition exclusions and other limitations on coverage, fixed percentages on medical loss ratios, expansion in Medicaid and other programs, employer mandates, individual mandates, creation of state and regional health insurance exchanges, and tax subsidies for individuals to help cover the cost of individual insurance coverage. The legislation also permits the establishment of accountable care organizations, a new healthcare delivery model. Additionally, in November, 2013, CMS finalized a proposal to annually evaluate reimbursement rates for Clinical Laboratory Fee Schedule codes based on technological changes, volume, growth, and so on. Payment adjustments are scheduled to begin on January 1, 2015 and CMS plans to have evaluated all 1,250 CLFS codes by December 31, 2019. The cuts described in this section are in addition to various automatic sequestration cuts mandated by the Budget Control Act of 2011 and the possibility that Congress will at some future date fail to prevent reductions to the Physician Fee Schedule under the Sustainable Growth Rate formula. While the ultimate impact of the health reform and related legislation on the healthcare industry is unknown, it is likely to be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

A significant component of our revenue is dependent upon successful insurance claims. Our revenue will be diminished if payors do not adequately cover or reimburse us for our services.

Physicians and patients may decide not to order our high-complexity genomic microarray tests unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the test price. Reimbursement by a third-party payor may depend on a number of factors, including a payor’ determination that tests using our technologies are:

•            not experimental or investigational;

•            medically necessary;

•            appropriate for the specific patient;

•            cost-effective;

•            supported by peer-reviewed publications; and

•            included in clinical practice guidelines.

A substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third-party payors. However, there is uncertainty concerning third-party payor reimbursement of any test, including our high-complexity genomic microarray tests. Several entities conduct technology assessments of medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a test or procedure. It is possible that federal, state and third-party insurers may limit their coverage of our tests in the future.

Increasing emphasis on managed care in the United States is likely to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Governmental payors and private payors are scrutinizing new medical products and services. Such third-parties may not cover, or may limit coverage and resulting reimbursement for our services. Additionally, third-party insurance coverage may not be available to patients for any of our existing tests or tests we may add in the future. Any pricing pressure exerted by these third-party payors on our customers may, in turn, be exerted by our customers on us. If governmental payors, including their contracted administrators, and other third-party payors do not provide adequate coverage and/or timely reimbursement for our services, our operating results, cash flows, or financial condition may materially decline.

Our business could be adversely impacted by the adoption of new coding for molecular genetic tests.

Certain CPT codes that we use to bill for our microarray tests were omitted by CMS from the Clinical Laboratory Fee Schedule in 2013. The pricing omission will force state Medicaid plans and third party payors to determine their own price independent of CMS’s recommendations (or lack thereof). There can be no guarantees that Medicaid and other payors will establish favorable reimbursement rates or adequate coverage policies. If payors do not recognize the value of the molecular genetic tests we offer or do not provide coverage for molecular tests such as ours, our revenues, earnings and cash flows could be adversely impacted.

Our cash flows and financial condition may materially decline if payors do not reimburse us for our services in a timely manner.

We depend on our payors to reimburse us for our services in timely manner. If our payors do not reimburse us in a timely manner, our cash flows and financial condition may materially decline.

Third-party billing is extremely complicated and could result in us incurring significant additional costs.

Billing for molecular laboratory services is extremely complicated. The client is the party that orders the tests and the payor is the party that pays for the tests, and the two are not typically the same. Depending on the billing arrangement and/or applicable law, we need to bill various payors, such as patients, health insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Health insurance companies and governmental payors also generally require complete and correct billing information within certain filing deadlines. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Health insurance companies also impose routine external audits to evaluate payments made. Additional factors complicating billing include:

•            pricing differences between our fee schedules and the reimbursement rates of the payors;

•            disputes with payors as to which party is responsible for payment; and

•            disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur as a result of our participation in the Medicare and Medicaid programs include costs related to, among other factors: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; (5) challenging coverage and payment denials; and (6) providing patients with information regarding claims processing and services, such as advanced beneficiary notices. If these costs increase, our results of operations will be materially adversely affected.

Loss of or adverse changes to our accreditations or licenses could materially and adversely affect our business, prospects and results of operations.

The clinical laboratory testing industry is highly regulated. We are subject to the Clinical Laboratory Improvement Amendments (“CLIA”), a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory. A failure to pass such inspections would result in suspension of our certificate of accreditation, which would have a material adverse effect on our business and results of operations.

We are also required to maintain a laboratory license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. A failure to obtain and maintain these licenses would have a material adverse effect on our business and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and failure to comply could result in significant penalties and suspension of one or more of our licenses.

Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•            Federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

•            Federal and state laboratory anti-mark-up laws;

•            Federal and state anti-kickback laws;

•            Federal and state false claims laws;

•            Federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

•            Coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

•            Restrictions on reimbursements for our services;

•            Federal and state laws governing laboratory testing, including CLIA;

•            Federal and state laws governing the development, use and distribution of diagnostic medical tests known as “home brews”;

•            Health Insurance Portability and Accountability Act of 1996 (“HIPAA”);

•            Federal and state regulation of privacy, security and electronic transactions;

•            State laws regarding prohibitions on the corporate practice of medicine;

•            State laws regarding prohibitions on fee-splitting;

•            Federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

•            Occupational Safety and Health Administration (“OSHA”) rules and regulations.

The above-noted laws and regulations are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of such laws and regulations. We also may be subject to regulation in foreign jurisdictions as we seek to expand international distribution of our tests. Any determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would materially adversely affect our business, prospects, results of operations and financial condition. Violations could also result in extensive civil and/or criminal penalties, loss of licensure or accreditation (which could in turn affect our ability to operate or collect reimbursement), exclusion from government healthcare programs or private payer networks, and other materially adverse effects. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, and financial condition.

We are subject to significant environmental, health and safety regulation.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, OSHA has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace. If we are found in violation of any of these regulations, we could be subject to substantial penalties or discipline and our business, prospects and results of operations could be materially and adversely affected.

We are subject to federal and state laws governing the financial relationship among healthcare providers, including Medicare and Medicaid laws, and our failure to comply with these laws could result in significant penalties and other material adverse consequences.

We anticipate that a component of our future revenue will be dependent on reimbursement from Medicare and state Medicaid programs. The Medicare program is administered by CMS which, like the states that administer their respective state Medicaid programs, imposes extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning of funds already paid to us, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. Any of these outcomes would have a material adverse effect on our business and results of operations.

Our business is subject to stringent laws and regulations governing the privacy, security and transmission of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

Governmental laws and regulations protect the privacy, security and transmission of medical information. Such laws and regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Such regulations were expanded under the HITECH Act, including rules impacting the release of protected health information, patients’ right to access such information, the content and manner of providing notice of a breach, and information system security requirements. We also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. In addition, the Secretary of the Department of Health and Human Services has published HIPAA regulations to protect the privacy of health information when it is exchanged electronically during certain financial and administrative transactions. These HIPAA transaction standards are complex and different payers interpret them differently. Complying with applicable transmission standards is costly and failure to do so could disrupt our receipts or subject us to penalties. Generally, any security breach of our information systems, including the theft of our patients’ financial information due to our failure to comply with applicable security standards, would adversely impact our business and our reputation.

Failure to comply with the ICD-10-CM Code Set could adversely impact reimbursement.

We believe that we are in compliance with the current Transactions and Code Sets Rule. The ICD-10-CM compliance date is October 1, 2014. Failure to comply could adversely impact our reimbursement and the ongoing efforts of other providers and payers to comply could have a negative effect on our receipts and net revenue. We also believe that we are in compliance with the Operating Rules for electronic funds transfers and remittance advice transactions. We will continue to assess our computer systems to ensure compliance with such requirements

Our services development efforts may be hindered if we are unable to gain access to patients’ tissue and blood samples.

The development of our diagnostic services requires access to tissue and blood samples from patients who have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues. Lack of or limited access to samples would harm our future services development efforts, which would have a material adverse effect on our business and results of operations.

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be materially adversely affected.

Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our development of technologies and services, and our business will be materially adversely affected.

Our future success depends on the continued service from our scientific, technical and key management personnel and our ability to identify, hire and retain additional scientific, technical and key management personnel in the future.

There is intense competition for qualified personnel in our industry, particularly for laboratory technicians, scientific and medical experts, and senior level management. Loss of the services of, or failure to recruit, these key personnel could be significantly detrimental to us and could materially adversely affect our business and operating results. We may not be able to continue to attract and retain scientific and medical experts or other qualified personnel necessary for the development of our business or to replace key personnel who may leave us in the future. If our business grows, it will place increased demands on our resources and likely will require the addition of new management personnel. An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could materially harm our financial results.

Our operations involve the use, transportation, storage and disposal of hazardous substances and as a result we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose us to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would materially adversely affect our financial results.

Any litigation to protect our intellectual property, or any third-party claims of infringement, could divert substantial time and money from our business and could shut down some of our operations.

Our commercial success depends, in part, on our non-infringement of the patents or proprietary rights of third-parties. Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third-parties may assert that we are employing their proprietary technology without authorization. In addition, third-parties may claim that use of our technologies infringes their current or future patents. We could incur substantial costs defending against such allegations regardless of their merit, and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, and sell services, and could result in the award of substantial damages against us. If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize, and sell services that compete against us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize, and sell our services. In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third-parties, which may not be available on commercially reasonable terms, or at all. While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in services introductions while we attempt to develop alternative methods or services, and such attempts may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available services, which would have a material adverse effect on our business and results of operations.

We could face substantial liabilities if we are sued for product liability.

Product liability claims could be filed by someone alleging that our tests failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Such product liability and related claims could be substantial. Defense of such claims could be time consuming and expensive and could result in damages that are not covered by our insurance.

Exposure to possible litigation and legal liability may adversely affect our business, financial condition and results of operations.

In the past, we have been exposed to a variety of litigation claims and there can be no assurance that we will not be subject to other litigation in the future that may adversely affect our business, financial condition or results of operations. On February 14, 2011, Relator Michael Strathmann served us with a Complaint filed in the Superior Court of the State of California for the County of Orange. The Complaint alleged that we submitted false and fraudulent insurance claims to National Union Fire Insurance Company of Pittsburgh, PA in connection with a prior lawsuit that was settled with Nanogen, Inc., thereby allegedly violating the California Insurance Fraud Prevention Act, and sought penalties and unspecified treble damages. On May 4, 2011, the Superior Court dismissed the Complaint by ordering that it be stricken for violation of the California Anti-SLAPP statute, which prevents plaintiffs from filing abusive lawsuits against public policy. On June 15, 2011, Strathmann filed a Notice of Appeal with the California Court of Appeals, appealing the granting of the Motion to Strike. Subsequently, Strathmann filed a Notice of Appeal of the award of attorneys’ fees against him. On October 24, 2012, the California Court of Appeals reversed the Superior Court’s dismissal, finding that the anti-SLAPP statute was not applicable and remanding the case to the Superior Court. Strathmann has filed an Amended Complaint, and we have filed an Answer to that pleading. A trial date has been set for June 9, 2014 in the Orange County Superior Court and discovery has begun. Defense of this lawsuit could be time-consuming and expensive, and there can be no assurance that we will be successful in our defense.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could materially adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any further growth by us or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous material adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, which would result in the loss of our eligibility to use Form S-3 for raising capital, loss of market confidence, delisting of our securities, governmental or private actions against us and/or liquidated damages payable to the holders of our Series A Warrants and Series C Warrants. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage compared to our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our test offerings.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic services, which reduction could have a material adverse effect on our business.

Risks Related To Investment In Our Securities

Small company stock prices are especially volatile, and this volatility may depress the price of our stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of small companies have been highly volatile. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•            our or our competitors’ technological innovations;

•            supply, manufacturing, or distribution disruptions or other similar problems;

•            proposed laws regulating participants in the laboratory services industry;

•            developments in relationships with collaborative partners or customers;

•            our failure to meet or exceed securities analysts’ expectations of our financial results; or

•            a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, all of which could materially adversely affect the business and financial results of our business.

Future sales or the potential for future sales of our securities in the public markets may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. The shares of common stock issuable upon exercise of the December 2013 warrants are freely tradable. We have obligations to the investors in our 2012 private placement offering of Series A convertible preferred stock and warrants to purchase common stock to maintain the public registration of common stock underlying their issued and outstanding warrants. We also have obligations to the investors in our April 2011 private placement that could require us to register shares of common stock held by them and shares issuable upon exercise of their warrants for resale on a registration statement. If we raise additional capital in the future through the use of our existing shelf registration statement or if we register existing, or agree to register future, privately placed shares for resale on a registration statement, such additional shares would be freely tradable, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, warrant anti-dilution provisions or exercises of warrants and common stock options.

Assuming exercise in full of all options and warrants outstanding as of April 25, 2014 (not taking into account any price-based or anti-dilution adjustments), approximately 19.6 million shares of our common stock would be outstanding. Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders. Existing stockholders also will suffer dilution in ownership interests and voting rights and our stock price could decline as a result of potential future application of anti-dilution features of our Series A Warrants.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, all of which could cause our stock price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that, in future periods, our revenues could fall below the expectations of securities analysts or investors, all of which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•            our unpredictable revenue sources;

•            the nature, pricing and timing of our and our competitors’ products and/or services;

•            changes in our and our competitors’ research and development budgets;

•            expenses related to, and our ability to comply with, governmental regulations of our services and processes; and

•            expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in services development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, all of which would materially adversely affect our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and that you should not rely on these comparisons as an indication of our future performance.

Risks Associated with this Offering

You may experience immediate dilution in the book value per share of common stock as a result of this offering upon the exercise of the December 2013 warrants.

An investor that acquires additional shares of common stock upon exercise of the December 2013 warrants may experience additional dilution depending on our net tangible book value at the time of exercise. Our pro forma net tangible book value as of December 31, 2013 was approximately $15.6 million, or $1.41 per share of our common stock.  Assuming that we issue all 5,825,243 shares of common stock upon exercise of the December 2013 warrants at a per share exercise price of $3.12 per share, and after deducting the estimated offering expenses payable by us, our net tangible book value as of December 31, 2013 would have been approximately $33.8 million, or $2.00 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.59 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.12 per share to new investors in this offering. See the section entitled “Dilution” below.

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of our shares.

It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our stockholders receiving a premium over the public trading price for our shares. Provisions of our certificate of incorporation and bylaws, each as amended, and of Delaware corporate law could delay or make more difficult an acquisition of our Company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our certificate of incorporation does not permit stockholders to act by written consent or to call a special meeting.

In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

Further, our certificate of incorporation also provides that our directors may only be removed by the affirmative vote of holders of at least two-thirds of the shares entitled to vote at a meeting called for that purpose or, where such action is approved by a majority of the directors, the affirmative vote of the holders of a majority of the shares entitled to vote. These provisions may have the effect of delaying or preventing a change in control of us without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person. See the section in this prospectus entitled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws.”

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

Additional Risks Related to our Business, Industry and an Investment in our Common Stock

For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 24, 2014, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference into, and deemed to be a part of, this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the common stock upon exercise of the December 2013 warrants to be approximately $18.2 million, which assumes all of the December 2013 warrants are exercised in full at the exercise price of $3.12 per share. We cannot predict when or if the December 2013 warrants will be exercised, however, and it is possible that the December 2013 warrants may expire and never be exercised.

We intend to use the net proceeds from this public offering for working capital and general corporate purposes. General corporate purposes may include capital expenditures. The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DILUTION

An investor that acquires additional shares of common stock upon the exercise of the December 2013 warrants may experience additional dilution depending on our net tangible book value at the time of exercise. Our pro forma net tangible book value as of December 31, 2013 was approximately $15.6 million, or $1.41 per share of our common stock. Pro forma net tangible book value per share as of December 31, 2013 is equal to our total tangible assets minus total liabilities excluding derivative warrant liabilities, all divided by the number of shares of common stock outstanding as of April 25, 2014.

Assuming that we issue all 5,825,243 shares of common stock upon exercise of the December 2013 warrants at a per share exercise price of $3.12 per share, and after deducting the estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2013 would have been approximately $33.8 million, or $2.00 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.59 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.12 per share to new investors acquiring common stock upon the exercise of the December 2013 warrants.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the conversion price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Exercise price per share		$3.12
Pro forma net tangible book value per share of common stock as of December 31, 2013	$1.41
Increase in net tangible book value per share attributable to new investors	0.59

Adjusted pro forma net tangible book value per share as of December 31, 2013 after giving effect to this offering		2.00

Dilution in net tangible book value per share to new investors		$1.12

Dilution as a percentage of exercise price		35.9%

The amounts above are based on 9,870,838 shares of common stock outstanding as of December 31, 2013, and include 1,065,297 shares of common stock issued from conversions of Series D Preferred Stock to Common Stock as well as 124,111 shares of common stock issued from the exercise of certain Series A common stock warrants, all of which have occurred subsequent to December 31, 2013 through April 25, 2014.  The amounts also assume no exercise of outstanding options or warrants (other than the Series A warrant exercises described herein) since that date. The number of shares of common stock anticipated to be outstanding after this offering excludes the following as of April 25, 2014:

•            697,489 shares of common stock issuable upon the exercise of outstanding stock options under our 2006 Stock Incentive Plan, having a weighted average exercise price of $10.00 per share;

•            320,220 shares of common stock issuable upon the vesting of outstanding restricted stock unit awards under our 2006 Stock Incentive Plan;

•            1,674,324 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $10.81 per share, other than the shares of common stock that may be issued upon the exercise of outstanding December 2013 warrants with an exercise price of $3.12 per share; and

•            additional shares of common stock issuable upon exercise of Series A warrants pursuant to the anti-dilution provisions thereof.

To the extent that any of our outstanding options or warrants (other than the December 2013 warrants) are exercised, we grant additional options or awards under our stock option plans or issue additional warrants or preferred stock, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

PLAN OF DISTRIBUTION

This prospectus relates to 5,825,243 shares of our common stock issuable upon the exercise of our outstanding December 2013 warrants. The December 2013 warrants were offered and sold by us in an underwritten public offering pursuant to a prospectus dated December 17, 2013, which prospectus also covered the offer and sale by us of the shares of our common stock underlying the December 2013 warrants. The ongoing offer and sale by us of the shares of our common stock issuable upon exercise of the December 2013 warrants is being made pursuant to this prospectus. The December 2013 warrants are exercisable until December 19, 2018 at a current exercise price of $3.12 per share of our common stock, subject to adjustment upon events specified in the December 2013 warrants.

The exercise price per share of the December 2013 warrants was negotiated between us and the underwriter in our December 2013 underwritten public offering based on the trading of our common stock prior to that offering, among other things, and equaled 110% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we enter into the underwriting agreement in connection with that offering.  Other factors considered in determining the exercise price of the December 2013 warrants included our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the underwritten public offering and such other factors as were deemed relevant.

All of the December 2013 warrants are outstanding, and no additional December 2013 warrants will be issued. We will deliver shares of our common stock upon exercise of a December 2013 warrant, in whole or in part. We will not issue fractional shares. Each December 2013 warrant contains instructions for exercise. In order to exercise a December 2013 warrant, the holder must deliver to us, or our transfer agent, the information required by the December 2013 warrants, along with payment of the exercise price for the shares to be purchased. We will then deliver shares of our common stock in the manner described below in the section titled “Description of Capital Stock — Warrants — December 2013 warrants”.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our bylaws, as amended, or our bylaws, copies of which have been filed with the Securities and Exchange Commission and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Capital Stock

Common Stock and Preferred Stock

We are authorized to issue up to 25,000,000 shares of common stock, par value $0.001 per share. As of April 25, 2014, we had 11,063,246 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors, or the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock. Shares of common stock issued under this prospectus will be fully paid and nonassessable upon issuance. Our common stock is traded on The NASDAQ Capital Market under the symbol “CBMX.”

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 25, 2014, we had no shares of preferred stock outstanding. Our Board is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Warrants

October 2012 Warrants

As of April 25, 2014, there are Series A Warrants to purchase 168,706 shares of common stock that were issued to the Series A Investors in October 2012 in connection with the first closing of our Series A preferred stock financing. These warrants have a term of 5 1/2 years, are currently exercisable and have an exercise price of $2.06 per share. The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to full-ratchet anti-dilution adjustments in the event we issue securities, other than certain excepted issuances, at a price below the then current exercise price of such warrants.

If, at the time of exercise of a Series A Warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

We shall not effect any exercise of a Series A warrant, and a holder shall have no right to exercise any portion of such a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

On September 28, 2012, we entered into a Registration Rights Agreement with the Series A investors (the “Series A Investors”, and the Registration Rights Agreement with the Series A Investors, the “Series A Registration Rights Agreement”), which requires us to maintain effective registration statements with the SEC registering for resale the shares of common stock issuable upon exercise of the Series A Warrants (including any additional shares of common stock issuable in connection with any anti-dilution provisions of the Series A Warrants).

Additionally, until all Series A Investors no longer hold Series A Warrants: (i) we may not sell any variable rate securities or dilutive securities except for certain exempt issuances; (ii) if we enter into a subsequent financing on more favorable terms than the Series A preferred stock financing, then the agreements between us and the Series A Investors will be amended to include such more favorable terms; and (iii) we may not sell securities at an effective price per share less than $4.9112 except for certain exempt issuances.

March 2013 Warrants

As of April 25, 2014, there are warrants to purchase 275,000 shares of common stock that were issued to the Series B Investor in March 2013 in connection with the closing of our Series B preferred stock financing. These warrants have a term of 5½ years, are exercisable beginning September 20, 2013 and have an exercise price of $3.49 per share. The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but are not subject to any price-based anti-dilution adjustments.

If, at the time of exercise of a Series B Warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

We shall not effect any exercise of a Series B warrant, and a holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

We have agreed with the Series B Investor that while such Series B Investor holds Series B Warrants, we will not effect or enter into an agreement to effect a variable rate transaction, which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.

We also have agreed with the Series B Investor that, except under certain permitted circumstances: until the time that less than 7.5% of the Series B Warrants remain outstanding, neither we nor our subsidiary shall issue, or enter into any agreement to issue, common stock or equivalents thereof at a price below the exercise price of the Series B Warrants.

May and June 2013 Warrants

As of April 25, 2014, there are warrants to purchase 491,803 shares of common stock that were issued to the Series C Investors in May 2013 and warrants to purchase 491,803 shares of common stock that were issued to the Series C Investors in June 2013, all in connection with the closings of our Series C preferred stock financing. These warrants have a term of 5½ years, not exercisable for the first six months following issuance and have exercise prices of $3.77 and $3.55 per share, respectively. The exercise price of these warrants and the number of shares of common stock underlying these warrants are subject to proportional adjustment for stock splits, stock dividends and the like, but are not subject to any price-based anti-dilution adjustments.

If, at the time of exercise of a Series C Warrant, there is no effective registration statement registering the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may exercise the warrant, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

We shall not effect any exercise of a Series C warrant, and a holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Until all Series C Investors no longer hold Series C Warrants, (i) we may not sell any variable rate securities except for certain exempt issuances and (ii) if we enter into a subsequent financing on more favorable terms than the Series C preferred stock financing, then the agreements between us and the Series C Investors will be amended to include such more favorable terms. In addition, until 7.5% or less of the Series C Warrants remain unexercised, we may not sell any dilutive securities at a price below the exercise price of the Series C Warrants, except for certain exempt issuances.

In connection with our Series C preferred stock financing, we entered into a Registration Rights Agreement with the Series C Investors which requires us to maintain an effective registration statement with the SEC registering for resale the shares of common stock issuable upon exercise of the Series C Warrants.

December 2013 Warrants

As of April 25, 2014, there are warrants outstanding to purchase 5,825,243 shares of common stock that we sold and issued pursuant to a prospectus dated December 17, 2013 in connection with the underwritten public offering that we closed on December 19, 2013.  These December 2013 warrants have a term of five years, are currently exercisable and have an exercise price of $3.12 per share. The number of shares issuable upon exercise of such warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

We shall not effect any exercise of a December 2013 warrant, and a holder shall have no right to exercise any portion of such a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% (which may be increased, but not above 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Holders of warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires such warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

The December 2013 warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares will be issued upon the exercise of a December 2013 warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

The exercise price of the December 2013 warrants is subject to adjustment (but not below the par value of our common stock) in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the December 2013 warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the December 2013 warrants.

Prior to the exercise of any December 2013 warrants, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

The provisions of the December 2013 warrants may be amended as a single class if we have obtained the written consent of holders representing not less than a majority of shares of our common stock then exercisable under such warrants collectively (in which case such amendments shall be binding on all holders of December 2013 warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant. The December 2013 warrants are governed by New York law and if either party commences an action, suit or proceeding to enforce any provisions of the warrants, other than pursuant to federal securities laws, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

May 2009 Warrants

In May 2009, we issued five-year warrants to purchase an aggregate of up to 109,997 shares of common stock at an exercise price of $90.00 per share that expire on May 1, 2014. The number of shares issuable upon exercise of such warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. We may call such warrants by giving five calendar days’ written notice if (a) the reported high trading price of our common stock equals or exceeds 250% of the per share exercise price for any 20 trading days during a period of 30 consecutive trading days during the term of the warrants and (b) the reported trading volume is at least 50,000 shares on each day of that 30 trading day period. Warrants not exercised by the expiration of the five calendar day notice period will be deemed to have expired. These warrants contain a limitation on exercise, pursuant to which a warrant holder will not be entitled to exercise any portion of the warrant if, after giving effect to the exercise, the holder, together with its affiliates, would beneficially own or otherwise hold the power to vote 20% or more of the shares of our outstanding common stock after giving effect to the exercise. These May 2009 warrants are listed for trading on The NASDAQ Capital Market under the symbol “CBMXW.”

All Other Outstanding Warrants

As of April 25, 2014, there were warrants outstanding to purchase 137,014 shares of common stock that have been issued at various dates between May 2009 and April 2011.  The number of shares of common stock issuable upon exercise of such other outstanding warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Further, except as described below, such warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis.

The April 2011 warrants may be exercised in cash or pursuant to a net exercise provision if we undergo a fundamental transaction or if an effective registration statement does not exist for the resale of the shares of common stock issuable upon exercise of such warrants. These warrants also are subject to a blocker that would prevent each holder’s common stock ownership from exceeding 19.99% of our outstanding common stock after exercise.

Stock Incentive Plan

Our 2006 Stock Incentive Plan, as amended, or the Stock Plan, currently has a reserve of 1,151,846 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with stock option grants and other stock-based awards. Employees, directors, consultants or other service providers are eligible to receive grants or awards under our Stock Plan. As of December 31, 2013, 14,122 shares have been issued pursuant to option exercises and direct stock issuances, options to purchase 639,019 shares of common stock were issued and outstanding and 202,580 shares remained available for option grants or issuances of other stock-based awards under our Stock Plan.

April 2011 Rights Agreement

In connection with our April 2011 private placement, we entered into an Investors Rights Agreement pursuant to which each investor that beneficially owns not less than 25% of the shares of common stock issued to it in the private placement (treating the shares underlying such investor’s warrants as if issued) has a right of first refusal to participate in certain of our future issuances of securities on a pro rata basis with its initial investment. Bank financings and stock issued in connection with strategic partnerships and acquisitions, underwritten public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors.         Our certificate of incorporation provides that our directors may only be removed by the affirmative vote of holders of at least two-thirds of the shares entitled to vote at a meeting called for that purpose or, where such action is approved by a majority of the directors, the affirmative vote of the holders of a majority of the shares entitled to vote. Although our bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Special Meetings.        Our bylaws provide that special meetings of stockholders can be called by our President, our Chairman or our Board at any time.

Undesignated Preferred Stock.        The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•            Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•            Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•            On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 5,825,243 shares of our common stock issuable upon the exercise of our outstanding December 2013 warrants. The December 2013 warrants were offered and sold by us pursuant to a prospectus dated December 17, 2013, which prospectus also covered the offer and sale by us of the shares of our common stock underlying the December 2013 warrants.  The material terms of our common stock are described in the section of this prospectus entitled “Description of Capital Stock” beginning on page 18 of this prospectus.   The material terms of the December 2013 warrants for which the common stock offered by this prospectus will be issued when exercised are described in the section of this prospectus entitled “Description of Capital Stock — Warrants — December 2013 Warrants” beginning on page 18 of this prospectus.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and officers shall not be personally liable to us or our stockholders for damages for breach of such directors’ or officers’ fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of our securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Costa Mesa, California and Minneapolis, Minnesota.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for the years then ended, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents under SEC file number 001-33523 listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•            Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 24, 2014;

•            Our Current Reports on Form 8-K as filed with the SEC on February 24, 2014 and March 10, 2014 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1); and

•            The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 6, 2007 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (a) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents (except for information and exhibits furnished under Items 2.02 or 7.01 of our current reports on Form 8-K). Any document or statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

These documents contain important information about us, our business and our financial condition. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted to the Corporate Secretary, at CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, or by telephone at (949) 753-0624. The foregoing documents also may be accessed on the investor relations page of our website at www.combimatrix.com.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.combimatrix.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

5,825,243 Shares of Common Stock

 Issuable Upon Exercise of December 2013 Warrants

PROSPECTUS

                        , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us relating to the sale of our securities being registered hereby. All amounts are estimates except the SEC registration fee.  In addition, we may be charged additional listing fees by The Nasdaq Capital Market upon issuance of the Shares being offered by this prospectus.

SEC registration fees (previously paid)	$3,900
Printing expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Transfer Agent Fees	5,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•            Any breach of their duty of loyalty to our company or our stockholders.

•            Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•            Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•            Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the Delaware General Corporation Law and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

The following exhibits are included as part of this Form S-3. References to “the Company” in this Exhibit List mean CombiMatrix Corporation, a Delaware corporation.

Exhibit Number	Description

1.1	Form of Underwriting Agreement (48)
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (2)
3.3	Certificate of Amendment to Amendment and Restated Certificate of Incorporation (3)
3.4	Second Amended and Restated Bylaws (4)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock(5)
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock(27)
3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock(33)
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (40)
4.1	Form of Common Stock Certificate (49)
4.2	Form of Series D Preferred Stock Certificate (50)
4.3	Form of Warrant to Purchase Common Stock (41)
5.1	Legal Opinion of Dorsey & Whitney LLP (51)
10.1…	Restated Executive Change in Control Severance Plan (6)
10.2	Amendment No. 3 to Lease dated as of January 11, 2010 (7)
10.3	Amendment No. 4 to the Lease effective as of October 21, 2012 (8)
10.4…	2006 Stock Incentive Plan, as amended (9)
10.5…	Form of Stock Incentive Plan Agreement (10)
10.6…	Employment Agreement for Mark McDonough (11)
10.7	Form of Amended and Restated Indemnification Agreement (12)
10.8	Form of Securities Purchase Agreement dated as of April 1, 2011 (13)
10.9	Form of Investors Rights Agreement dated as of April 1, 2011 (14)
10.10	HLM Rights Agreement dated as of April 1, 2011 (15)
10.11	Form of Warrant to Purchase Common Stock issued on April 7, 2011 (16)
10.12	Form of Indemnity Agreement (17)
10.13	Form of Securities Purchase Agreement dated as of September 28, 2012 (18)
10.14	Form of Warrant to Purchase Common Stock (19)
10.15	Form of Registration Rights Agreement dated as of September 28, 2012 (20)
10.16	Form of Lock-Up Agreement dated as of September 28, 2012 (21)
10.17	Form of Voting Agreement dated as of September 28, 2012 (22)
10.18	Consent and Waiver executed on December 4, 2012 (23)
10.19…	Employment Agreement for Richard Hockett, M.D. (24)
10.20…	Amendment to CombiMatrix 2006 Stock Incentive Plan (25)
10.21	Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013 (26)
10.22	Form of Warrant to Purchase Common Stock (28)
10.23	Form of Securities Purchase Agreement dated as of March 19, 2013 (29)
10.24	Placement Agent Agreement, dated July 13, 2012, between the Company and C. K. Cooper & Company (30)
10.25	Addendum to Placement Agent Agreement, dated September 10, 2012, between the Company and C. K. Cooper & Company (31)
10.26	Addendum to Placement Agent Agreement, dated March 14, 2013, between the Company and C. K. Cooper & Company (32)
10.27…	Mark McDonough Compensation Arrangement (42)

Exhibit Number	Description

10.28	Form of Waiver Regarding HLM Rights Agreement dated April 5, 2013 (47)
10.29	Form of Securities Purchase Agreement dated as of May 3, 2013 (34)
10.30	Form of Warrant to Purchase Common Stock (35)
10.31	Form of Registration Rights Agreement dated as of May 3, 2013 (36)
10.32…	Form of Voting Agreement dated as of May 3, 2013 (37)
10.33…	Form of Stock Incentive Plan Agreement for Performance-Based Options (43)
10.34…	2013 Executive Performance Bonus Plan (53)
10.35…	Letter Agreement dated June 27, 2013 regarding Mark McDonough’s bonus arrangement (38)
10.36	Amendment No. 5 to Lease effective as of July 16, 2013 (39)
10.37…	2014 Executive Performance Bonus Plan, as amended (44)
10.38…	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Stock Incentive Plan (45)
10.39…	Employment Agreement for R. Weslie Tyson, M.D. (46)
21.1	Subsidiaries of the Registrant (52)
23.1*	Consent of Haskell & White LLP
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney. Included and previously filed in signature page to the original filing of the registration statement on September 17, 2013.

*              Filed herewith.

+              Denotes management contract or compensatory plan or arrangement.

(1)                                        Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-139679), filed with the SEC on December 26, 2006.

(2)             Incorporated by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q filed August 14, 2008.

(3)                                        Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

(4)                                        Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

(5)                                        Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(6)                                        Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 16, 2010.

(7)                                        Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 15, 2010.

(8)                                        Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 25, 2012.

(9)                                        Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 9, 2013.

(10)                                 Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 333-139679), which became effective June 8, 2007.

(11)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(12)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 12, 2011.

(13)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(14)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(15)                                 Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(16)                                 Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(17)                                 Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(18)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(19)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(20)                                 Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(21)                                 Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(22)                                 Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(23)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2012.

(24)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 11, 2012.

(25)                                 Incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(26)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

(27)                                 Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(28)                                 Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(29)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(30)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(31)                                 Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(32)                                 Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(33)                                 Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(34)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(35)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(36)                                 Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(37)                                 Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(38)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 1, 2013.

(39)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 19, 2013.

(40)                                 Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

(41)                                 Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(42)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 3, 2013.

(43)                                 Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 13, 2013.

(44)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(45)                                 Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 24, 2014.

(46)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(47)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 8, 2013.

(48)                                 Incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(49)                                 Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on November 21, 2013.

(50)                                 Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 9, 2013.

(51)                                 Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(52)                                 Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 24, 2014.

(53)                                 Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8 K (File No. 001-33523) filed with the SEC on June 18, 2013.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     If the Registrant is relying on Rule 430B:

(A)                               Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                             That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s Annual Report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-Effective Amendment No. 2 to Form S-1 on Form S-3, File No. 333-191211, and authorizes this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on April 28, 2014.

COMBIMATRIX CORPORATION

Date: April 28, 2014	By:	/s/ MARK MCDONOUGH
Mark McDonough
President and Chief Executive Officer (Principal Executive Officer)

Date: April 28, 2014	By:	/s/ SCOTT R. BURELL
Scott R. Burell
Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ MARK MCDONOUGH		President, Chief Executive Officer	April 28, 2014
Mark McDonough		(Principal Executive Officer)

/s/ SCOTT R. BURELL		Chief Financial Officer, Treasurer and Secretary	April 28, 2014
Scott R. Burell		(Principal Financial and Accounting Officer)

*		Chairman of the Board	April 28, 2014
R. Judd Jessup

*		Director	April 28, 2014
Wei Richard Ding

*		Director	April 28, 2014
Robert E. Hoffman

*		Director	April 28, 2014
Jeremy M. Jones

*		Director	April 28, 2014
Scott Gottlieb, M.D.

*By:	/s/ SCOTT R. BURELL
Scott R. Burell, as Attorney-in- fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement (48)
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (2)
3.3	Certificate of Amendment to Amendment and Restated Certificate of Incorporation (3)
3.4	Second Amended and Restated Bylaws (4)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock(5)
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock(27)
3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock(33)
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (40)
4.1	Form of Common Stock Certificate (49)
4.2	Form of Series D Preferred Stock Certificate (50)
4.3	Form of Warrant to Purchase Common Stock (41)
5.1	Legal Opinion of Dorsey & Whitney LLP (51)
10.1…	Restated Executive Change in Control Severance Plan (6)
10.2	Amendment No. 3 to Lease dated as of January 11, 2010 (7)
10.3	Amendment No. 4 to the Lease effective as of October 21, 2012 (8)
10.4…	2006 Stock Incentive Plan, as amended (9)
10.5…	Form of Stock Incentive Plan Agreement (10)
10.6…	Employment Agreement for Mark McDonough (11)
10.7	Form of Amended and Restated Indemnification Agreement (12)
10.8	Form of Securities Purchase Agreement dated as of April 1, 2011 (13)
10.9	Form of Investors Rights Agreement dated as of April 1, 2011 (14)
10.10	HLM Rights Agreement dated as of April 1, 2011 (15)
10.11	Form of Warrant to Purchase Common Stock issued on April 7, 2011 (16)
10.12	Form of Indemnity Agreement (17)
10.13	Form of Securities Purchase Agreement dated as of September 28, 2012 (18)
10.14	Form of Warrant to Purchase Common Stock (19)
10.15	Form of Registration Rights Agreement dated as of September 28, 2012 (20)
10.16	Form of Lock-Up Agreement dated as of September 28, 2012 (21)
10.17	Form of Voting Agreement dated as of September 28, 2012 (22)
10.18	Consent and Waiver executed on December 4, 2012 (23)
10.19…	Employment Agreement for Richard Hockett, M.D. (24)
10.20…	Amendment to CombiMatrix 2006 Stock Incentive Plan (25)
10.21	Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013 (26)
10.22	Form of Warrant to Purchase Common Stock (28)
10.23	Form of Securities Purchase Agreement dated as of March 19, 2013 (29)
10.24	Placement Agent Agreement, dated July 13, 2012, between the Company and C. K. Cooper & Company (30)
10.25	Addendum to Placement Agent Agreement, dated September 10, 2012, between the Company and C. K. Cooper & Company (31)
10.26	Addendum to Placement Agent Agreement, dated March 14, 2013, between the Company and C. K. Cooper & Company (32)
10.27…	Mark McDonough Compensation Arrangement (42)
10.28	Form of Waiver Regarding HLM Rights Agreement dated April 5, 2013 (47)
10.29	Form of Securities Purchase Agreement dated as of May 3, 2013 (34)
10.30	Form of Warrant to Purchase Common Stock (35)
10.31	Form of Registration Rights Agreement dated as of May 3, 2013 (36)
10.32…	Form of Voting Agreement dated as of May 3, 2013 (37)

Exhibit Number	Description

10.33…	Form of Stock Incentive Plan Agreement for Performance-Based Options (43)
10.34…	2013 Executive Performance Bonus Plan (53)
10.35…	Letter Agreement dated June 27, 2013 regarding Mark McDonough’s bonus arrangement (38)
10.36	Amendment No. 5 to Lease effective as of July 16, 2013 (39)
10.37…	2014 Executive Performance Bonus Plan, as amended (44)
10.38…	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Stock Incentive Plan (45)
10.39…	Employment Agreement for R. Weslie Tyson, M.D. (46)
21.1	Subsidiaries of the Registrant (52)
23.1*	Consent of Haskell & White LLP
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney. Included and previously filed in signature page to the original filing of the registration statement on September 17, 2013.

*                                         Filed herewith.

+                                         Denotes management contract or compensatory plan or arrangement.

(1)                                           Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-139679), filed with the SEC on December 26, 2006.

(2)                                           Incorporated by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q filed August 14, 2008.

(3)                                           Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

(4)                                           Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

(5)                                           Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(6)                                           Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 16, 2010.

(7)                                           Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on January 15, 2010.

(8)                                           Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 25, 2012.

(9)                                           Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 9, 2013.

(10)                                    Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 333-139679), which became effective June 8, 2007.

(11)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(12)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 12, 2011.

(13)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(14)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(15)                                    Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(16)                                    Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 7, 2011.

(17)                                    Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No.

001-33523) filed with the SEC on April 7, 2011.

(18)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(19)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(20)                                    Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(21)                                    Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(22)                                    Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

(23)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 7, 2012.

(24)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 11, 2012.

(25)                                    Incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on November 13, 2012.

(26)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

(27)                                    Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(28)                                    Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(29)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(30)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(31)                                    Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(32)                                    Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

(33)                                    Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(34)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(35)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(36)                                    Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(37)                                    Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

(38)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 1, 2013.

(39)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on July 19, 2013.

(40)                                    Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

(41)                                    Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(42)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 3, 2013.

(43)                                    Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on May 13, 2013.

(44)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(45)                                    Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No.

001-33523) filed with the SEC on February 24, 2014.

(46)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 10, 2014.

(47)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on April 8, 2013.

(48)                                    Incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(49)                                    Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on November 21, 2013.

(50)                                    Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 9, 2013.

(51)                                    Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-191211) filed with the SEC on December 16, 2013.

(52)                                    Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 24, 2014.

(53)                                    Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8 K (File No. 001-33523) filed with the SEC on June 18, 2013.